UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 20, 2008

KBS REAL ESTATE INVESTMENT TRUST, INC.

(Exact name of registrant specified in its charter)

Maryland	000-52606	20-2985918
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	IRS Employer Identification No.

620 Newport Center Drive, Suite 1300

Newport Beach, California 92660

(Address of principal executive offices)

Registrant’s telephone number, including area code: (949) 417-6500

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01 ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT

The information in this Report set forth under Item 2.03 regarding the financing arrangements entered in connection with the acquisition of the property described in Item 2.01 is incorporated by reference herein.

ITEM 2.01 COMPLETION OF ACQUISITION OR DISPOSITION OF ASSETS

On February 20, 2008, KBS Real Estate Investment Trust, Inc. (the “Company”), through an indirect wholly owned subsidiary, KBS Rivertech, LLC, purchased two two-story research and development office buildings containing approximately 285,772 rentable square feet (“Rivertech I and II”)* from Rivertech I and II Nominee Trust, which is not affiliated with the Company or its advisor. Rivertech I and II is located on an approximate 24.9-acre parcel of land at 129 Concord Road in Billerica, Massachusetts.

The purchase price of Rivertech I and II was approximately $45.2 million plus closing costs. The acquisition was funded with proceeds from a loan from an unaffiliated lender and with proceeds from the Company’s ongoing initial public offering.

Rivertech I and II was built in 1983. Base building renovations were completed in 2001 and additional renovations, which were completed in July 2007, were made to Rivertech I to create a research and development facility for Nuvera Fuel Cells. Rivertech I and II is 100% leased by 2 tenants, Nuvera Fuel Cells (39%) and Entegris, Inc. (61%). Nuvera Fuel Cells is a global leader in the development and advancement of multi-fuel processing fuel cell technology. Entegris, Inc. is a leader in the production of materials to safely transport components used to build semiconductors and computer disk drives.

The current aggregate annual base rent for the tenants of Rivertech I and II is approximately $3.1 million. As of February 2008, the current weighted-average remaining lease term for the current tenants of Rivertech I and II is approximately 8.2 years. The Nuvera Fuel Cells lease expires in June 2019, and the average annual rental rate for the Nuvera Fuel Cells lease over the remaining lease term is $9.33 per square foot, which includes a rent concession on a portion of its square footage through June 2008. Nuvera Fuel Cells has the right, at its option, to extend its lease for two additional five-year periods. The Entegris lease expires in March 2014. The average annual rental rate for the Entegris lease over the remaining lease term is $15.95 per square foot. Entegris has the one-time right, at its option, to extend its lease for two additional five-year periods.

*The transaction also includes the acquisition of 5.72 acres of land and a building containing approximately 60,000 rentable square feet (“Rivertech III”) located at 129 Concord Road in Billerica, Massachusetts. Rivertech III is subject to a ground lease with nominal prepaid rent through September 2097. As a result, the Company will receive no material economic benefit from the Rivertech III ground lease. The Company is responsible for maintenance of all access ways and utility lines for Rivertech III.

The Company does not intend to make significant renovations or improvements to Rivertech I and II. Management of the Company believes that Rivertech I and II is adequately insured.

ITEM 2.03 CREATION OF A DIRECT FINANCIAL OBLIGATION OR AN OBLIGATION UNDER AN OFF-BALANCE SHEET ARRANGEMENT OF COMPANY

On February 20, 2008, in connection with its acquisition of Rivertech I and II, the Company, through a wholly owned subsidiary, entered into a secured bridge loan with a financial institution for approximately $27.3 million secured by Rivertech I and II and Rivertech III (the “Rivertech Mortgage Loan”).

The maturity date for the loan is November 20, 2008. For the first 30 days of the term of the loan, the interest rate will be a fixed rate of 140 basis points over 30-day LIBOR or 4.52%. Thereafter, interest will accrue at either the Prime Rate as established from time to time by the lender or LIBOR plus 1.40% (subject to adjustment for a reserve percentage established by the lender), at the Company’s option. There is no prepayment fee for principal borrowed at the Prime Rate. For principal borrowed at LIBOR plus 1.40%, there is a breakage fee for prepayment of the loan. In addition, under certain circumstances the Company must pay an exit fee in connection with repayment of the loan. If the Company repays the loan, in whole or in part, on or before the maturity date, the Company must pay the lender an exit fee in an amount equal to 0.125% of the amount being repaid, unless (i) such amounts are being repaid with proceeds from a replacement financing from the lender or (ii) the Company repays the entire amount of the respective loan with proceeds from the sale of the property securing the loan to a bona-fide third-party purchaser. Notwithstanding the above, the Company has no obligation to pay an exit fee if (a) the Company repays the loan with proceeds other than from lender refinancing and the lender has not provided the Company a reasonable quote for replacement financing or (b) the Company is repaying a portion of the loan for the sole purpose of reducing the outstanding amount of the loan to 50% of the lesser of the appraised value of the property securing the loan or the acquisition cost of the property securing the loan.

The loan documents for the Rivertech Mortgage Loan contain cross-default and cross-collateralization provisions such that this loan as well as secured loans the Company has entered with respect to twelve other properties with this lender are cross-defaulted and cross-collateralized with each other.

During the term of the Rivertech Mortgage Loan, at all times while the ratio of the loan commitment to the lesser of (i) the appraised value of the property and (ii) the acquisition cost of the property, is greater than 50%, the Company has agreed to cause the Company and its subsidiaries to comply with certain financial covenants related to their net worth, ratio of total liabilities to gross asset value, ratio of EBITDA to fixed charges, and total amount of unfunded commitments. In addition, during the term of the loans, the Company has agreed to certain restrictions regarding the distributions of the Company and KBS Limited Partnership, the Company’s operating partnership, and the indebtedness of the Company and its subsidiaries.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

KBS REAL ESTATE INVESTMENT TRUST, INC.

Dated:	February 26, 2008	BY:	/s/ Charles J. Schreiber, Jr.
Charles J. Schreiber, Jr.
Chief Executive Officer